Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-153605), and Form S-8 (333-149997) of ProUroCare Medical Inc. of our report dated March 24, 2009, which appears on page F-2 of this annual report on Form 10-K for the year ended December 31, 2008.

/s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
March 26, 2009